Exhibit 99.1

FOR:	UCBH HOLDINGS, INC.

CONTACT:	Douglas Mitchell
Senior Vice President, Corporate Development and Investor Relations
(415) 315-2800

Craig S. On
Executive Vice President and Chief Financial Officer
(415) 315-2800

EVC Group
Investor Relations: Douglas M. Sherk, Jenifer Kirtland
(415) 896-6820
Media Relations: Steve DiMattia
(646) 201-5445
For Immediate Release
UCBH HOLDINGS, INC. REPORTS THIRD QUARTER 2008 FINANCIAL RESULTS
• Net Income of $0.00 Per Share Reflects Higher Loan Loss Provision and Previously
Announced Other Than Temporary Impairments on GSE Securities
• Year-to-date Net Interest Income Grew 11.5%
• Year-to-date Loans Outstanding Grew 10.7%, or 10.1% Annualized, from the Prior Quarter
• Credit Reserve Build of $11.1 Million

• Year-to-date Deposits Grew 9.6%
• Strong Capital with Total Risk-based Capital at 12.5%
     SAN FRANCISCO, October 23, 2008 – UCBH Holdings, Inc. (NASDAQ: UCBH), the holding company of United Commercial Bank (UCB™ or the “Bank”), today reported a net loss of $493,000, or $0.00 per share, for the third quarter 2008, compared with net income of $30.8 million for the third quarter of 2007. As UCBH began paying dividends on the convertible preferred stock issued in June 2008, fully diluted net income available to common per share was $(0.03), compared with $0.29 diluted earnings per share in the third quarter of 2007. Also reflected in the net loss was a loan loss provision of $43.2 million and a $17.8 million write-down related to U.S. Government-sponsored Enterprise (“GSE”) preferred stocks, partially offset by a $9.0 million tax benefit.
     Chairman, President and Chief Executive Officer, Thomas S. Wu said, “The banking industry experienced an unprecedented market environment in the third quarter, and with net income of $0.00 per share, UCBH in essence reported a breakeven quarter after making a larger than anticipated loan loss provision of $43.2 million and writing down our GSE preferred stock investment by $17.8 million. Our net income per share would have been $0.07 per share without the effect of the GSE preferred stock investment write-down. We charged off a significant portion of our problem residential construction credits and continued to build our reserve ratio, which we believe is a prudent move given our experience in the third quarter. Management continues to be focused on deposit generation and was successful in keeping deposit costs below the second quarter levels. Our fee income continued to exhibit strong growth during the quarter.
     “We anticipate closing the second phase of China Minsheng Banking Corp., Ltd.’s (“Minsheng”) investment in UCBH in the upcoming weeks, and we plan to participate in the Department of the Treasury’s Capital Purchase Program. As a result, UCBH’s capital ratios will be in the top quartile of U.S. peer banks, which will put us in a very strong position to grow our balance sheet and profitability in the future as we move beyond this point in the credit cycle.

     “Our earnings power remained strong in the third quarter, as a result of good loan and fee income growth. While we remain cautious in the coming quarters, we anticipate minimal other than temporary impairment charges on our investment portfolio, and therefore, a profitable fourth quarter and full year 2008.”
Third Quarter 2008 Highlights
•	Business momentum continued to be strong.
▪	Year-to-date net interest income up 11.5%.

▪	Total loans up 10.7% from December 2007.
•	Provision for loan losses, net of tax effect ($0.18 per share), resulting in a reserve build in the allowance for loan losses, totaling $11.1 million.

•	Previously announced other than temporary impairment charges for GSE preferred stock investment totaling $17.8 million.

•	United Commercial Bank (China) Limited (“UCBC”) added $6.2 million to earnings in the first nine months of inclusion in UCBH’s consolidated results of operations.

•	Income tax benefit of $9.0 million arising from the impact of tax-exempt bonds, low-income housing credits, and net interest deduction.

•	Capital ratios remain strong and exceed the regulatory capital requirements for “well capitalized.”
2008 Corporate Development Updates
•	The second phase closing of Minsheng’s investment in UCBH is expected shortly, pending final approval from China’s State Administration of Foreign Exchange.

•	Plan to participate in the Department of the Treasury’s Capital Purchase Program to better position UCBH for future growth and acquisitions.

•	Participation in the FDIC Expanded Deposit Insurance for noninterest-bearing deposits greater than $250,000.

•	UCB Hong Kong branch deposits are now 100% guaranteed by the Hong Kong Government as announced by the Hong Kong Monetary Authority on October 14, 2008.
Third Quarter 2008 Financial Summary
     The third quarter net loss was $493,000, compared with net income of $30.8 million reported in the corresponding period of last year. Net income available to common per share was $(0.03) for the third quarter of 2008, compared with diluted earnings per share of $0.29 in the corresponding quarter of the prior year.
     Net interest income, before provision for loan losses, rose 6.7% to $89.5 million, from $83.9 million in the third quarter of 2007. This increase was due to organic balance sheet growth as well as the acquisition of UCBC in December 2007.
     The net interest margin on a tax equivalent basis was 3.05% for the third quarter of 2008, a 12 basis point decrease from the 3.17% net interest margin for the second quarter of 2008, and a 39 basis point decrease from 3.44% for the third quarter of 2007.
     Noninterest income (loss) was $(3.8) million for the third quarter of 2008, compared with $10.8 million for the corresponding quarter of 2007. Included in the third quarter 2008 noninterest income was a $4.8 million gain on the sale of available-for-sale investment securities and higher service charges on deposits; however, noninterest income levels were significantly offset by the $17.8 million write-down of GSE preferred stocks.
     Noninterest expense for the third quarter of 2008 rose 19.3% to $52.0 million, from $43.6 million in the third quarter of 2007. This increase was primarily the result of increased personnel costs and occupancy expenses related to the acquisition of UCBC in 2007.

     We recognized a $9.0 million income tax benefit on our third quarter 2008 pretax loss, compared to the $463,000 income tax provision on pretax income for the second quarter of 2008. The income tax benefit was primarily caused by a significant decrease in pretax income during the third quarter of 2008, resulting in items such as tax-exempt interest income, low-income housing credits, UCBC income taxed at a lower rate, and California net interest deduction having a relatively greater impact to the effective income tax rate.
Year-to-date September 30, 2008 Financial Summary
     Total net interest income before provision for loan losses for the nine-month period ended September 30, 2008 was $263.8 million, representing an increase of $27.3 million, or 11.5% over the $236.5 million reflected in the nine-month period ended September 30, 2007.
     Noninterest income (loss) was $(1.5) million for the nine-month period ended September 30, 2008, compared to noninterest income of $33.2 million for the nine-month period ended September 30, 2007. However, without the $32.5 million other than temporary impairment charge, noninterest income would have been $30.9 million for the nine-month period ended September 30, 2008.
     Noninterest expense for the nine months ended September 30, 2008 was $149.6 million, representing a $19.3 million, or 14.8% increase over the nine months ended September 30, 2007. Personnel expense increased by $14.9 million, or 20.7% from 2007 levels, due primarily to higher staffing levels from UCBC. Our efficiency ratio for the third quarter of 2008, after adjusting for the impact of the $17.8 million other than temporary impairment charges on the GSE preferred stock investments, was 50.2%, which compares to 45.99% for the comparable period of 2007.
     We recognized a $7.7 million income tax benefit on pretax income for the nine-month period ended September 30, 2008, which was composed primarily of the tax benefit from tax-exempt bonds, low-income housing credits, UCBC income taxed at a lower rate, and California net interest deduction having significant impact to the effective income tax rate.
Credit Quality
•	The provision for loan losses was $43.2 million for the third quarter of 2008, compared with $32.6 million for the second quarter of 2008, and $3.0 million for the third quarter of 2007. The provision for loan losses was $110.9 million for the nine months ended September 30, 2008, compared with $6.2 million for the nine months ended September 30, 2007.

•	Net loan charge-offs were $31.1 million for the third quarter of 2008, or 1.40% annualized, compared with net loan charge-offs of $26.2 million, or 1.24% annualized, in the second quarter of 2008, and $2.3 million, or 0.12% annualized, in the third quarter of 2007. Net loan charge-offs were $69.6 million for the nine months ended September 30, 2008, compared with $5.4 million for the nine months ended September 30, 2007.

•	The increase in nonperforming assets is primarily associated with the previously identified residential construction loan portfolio in distressed areas in California.

•	Nonperforming assets were $251.6 million, or 1.93% of total assets, at September 30, 2008, compared with $200.0 million, or 1.55% of total assets at June 30, 2008, and $57.0 million, or 0.48% of total assets, at December 31, 2007. The increase in nonperforming assets continued to reflect further deterioration in the appraised values of certain residential construction loans in distressed areas.

•	The ratio of allowance for loan losses to loans held in portfolio was 1.36% at September 30, 2008, compared with 1.26% at June 30, 2008, and 1.03% at December 31, 2007. The ratio of the allowance for loan losses and the reserve for unfunded commitments to loans held in portfolio, excluding cash secured loans, was 1.48% at September 30, 2008 and 1.37% at June 30, 2008, compared to 1.13% at December 31, 2007.

•	The Company has provided $41.3 million in provision for loan losses in excess of net charge-offs for the nine-month period ended September 30, 2008.

Capital Management
     Stockholders’ equity was $1.15 billion at September 30, 2008. Period-end assets were $13.04 billion. The Tier I risk-based capital ratio of the Company was 10.05% at September 30, 2008, compared with 8.51% at December 31, 2007. The total risk-based capital ratio was 12.51% as of September 30, 2008, compared with 10.76% at December 31, 2007. These ratios have increased during 2008, as a result of Minsheng’s initial investment in UCBH in March 2008, as well as UCBH’s convertible preferred stock offering, which was completed in June 2008. The Company’s capital ratios exceed regulatory requirements and continue to be categorized as “well capitalized.” The Bank’s capital ratios approximate those of the Company and are also categorized as “well capitalized.”
     The second phase closing of Minsheng’s investment in UCBH is expected shortly. The inclusion of the second phase investment proceeds on our capital position at September 30, 2008 would result in the following pro forma capital ratios:

			Capital in Excess
			of “Well	Pro Forma
		Regulatory	Capitalized”	UCBH with
	UCBH	Minimum for	Minimum	Minsheng
	Actual	“Well Capitalized”	($ in Thousands)	Step 2
Tier 1 Leverage Ratio	8.25%	5.00%	$405,447	8.48%
Tier 1 Risk-based Capital Ratio	10.05%	6.00%	$415,277	10.32%
Total Risk-based Capital Ratio	12.51%	10.00%	$257,160	12.76%
Tangible Equity Ratio	5.53%	N/A	N/A	5.76%
Balance Sheet Highlights
     Total loans increased by 10.7% to $8.86 billion at September 30, 2008, from $8.01 billion at December 31, 2007.
     Commercial business loans increased by 21.1% to $2.52 billion at September 30, 2008, from $2.08 billion at December 31, 2007. All of the commercial business loan growth during the third quarter was through organic growth. Construction loans increased by 16.6% to $1.94 billion at September 30, 2008, from $1.67 billion at December 31, 2007, primarily due to drawdowns from existing loan commitments. Commercial real estate loans increased by 5.9% to $2.64 billion at September 30, 2008 compared to $2.49 billion at December 31, 2007. Multifamily real estate loans were $1.19 billion at both September 30, 2008 and December 31, 2007.
     New loan originations of $667.4 million for the third quarter of 2008 were comprised of $623.5 million of commercial loans and $43.9 million of consumer loans. Commercial business loan originations were $194.2 million in the third quarter of 2008. Construction loan originations were $95.0 million in the third quarter of 2008, with the majority from New York and Seattle. Commercial real estate loan originations were $334.3 million in the third quarter of 2008. Of the $667.4 million in new loan originations, $212 million were originated from our Greater China region.
     The average loan yield decreased to 6.12% for the quarter ended September 30, 2008, from 7.75% for the quarter ended December 31, 2007, primarily as a result of the recent Fed Funds rate cuts.
     The investment securities portfolio, including available for sale and held to maturity, was $2.73 billion at September 30, 2008, compared with $2.46 billion at December 31, 2007. The investment securities portfolio was 21.0% of total assets at September 30, 2008, compared with 20.8% of total assets at December 31, 2007.
     Total deposits increased by 9.6% to $8.53 billion at September 30, 2008, from $7.78 billion at December 31, 2007. The average cost of deposits for the quarter ended September 30, 2008 was 2.60%, a decrease of 105 basis points, from 3.65% for the quarter ended December 31, 2007. The cost of deposits at September 30, 2008 was

2.61%, reflecting management’s continued focus on disciplined deposit pricing of our deposit generation strategy and the impact of the recent Fed Funds rate cuts.
     In accordance with our annual review policy, the Company is evaluating the goodwill associated with our domestic and international banking units. We anticipate the evaluation, which is being conducted in conformity with Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets”, to be completed prior to the filing of our report on
Form 10-Q for the third quarter of this year.
     Third Quarter Earnings Teleconference and Webcast
     UCBH will hold a conference call with an accompanying slide presentation to be webcast on October 24, 2008 at 8:00 a.m. Pacific time to discuss the financial results for the Company’s third quarter 2008. The audio webcast and slide presentation will be available through a link on the Investor Relations page of the Company’s web site at www.ucbh.com. If you are unable to listen to the webcast live, an archived replay with the slide presentation will be available at www.ucbh.com.
     About UCBH Holdings, Inc.
     UCBH Holdings, Inc., with $13.04 billion in assets as of September 30, 2008, is the holding company for United Commercial Bank, a state-chartered commercial bank, which is a leading bank in the United States serving the Chinese communities and American companies doing business in Greater China. Together, the Bank and its subsidiaries, including United Commercial Bank (China) Limited, operate 51 California branches/offices located in the San Francisco Bay Area, Sacramento, Stockton, Los Angeles and Orange counties, eight branches in New York, five branches in metropolitan Atlanta, three branches in New England, two branches in the Pacific Northwest, a branch in Houston, branches in Hong Kong, Shanghai and Shantou, China, and representative offices in Beijing, Guangzhou and Shenzhen, China, and Taipei, Taiwan. UCB, with headquarters in San Francisco, provides commercial banking services to small- and medium-sized businesses and professionals in a variety of industries, as well as consumer and private client services to individuals. The Bank offers a full range of lending activities, including commercial real estate and construction loans, commercial credit facilities, international trade finance, asset-based financing, cash management, loans guaranteed by the U.S. Small Business Administration, commercial, multifamily and residential mortgages, home equity lines of credit, and online banking services for businesses and consumers. For additional information, visit the web site for United Commercial Bank at www.ibankUNITED.com or the web site for UCBH Holdings, Inc. at www.ucbh.com.
     Forward-Looking Statements
     Certain statements contained in this release may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon specific assumptions that may or may not prove correct. Forward-looking statements are also subject to known and unknown risks, uncertainties and other factors relating to the Company’s and the Bank’s operations and business environment, all of which are difficult to predict, and many of which are beyond the control of the Company and the Bank. The factors include, among others: the current dislocations in global credit and capital markets; economic and business conditions in the areas and markets in which the Company and the Bank operate, particularly those affecting loans secured by real estate; deterioration or improvement in the ability of the Bank’s borrowers to pay their debts to the Bank; market fluctuations such as those affecting interest and foreign exchange rates and the value of securities in which the Bank invests; competition from other financial institutions, whether banks, investment banks, insurance companies or others; the ability of the Bank to assimilate acquisitions, enter new markets and lines of business, and open new branches, successfully; changes in business strategies; changes in tax law and governmental regulation of financial institutions; demographic changes; and other risks and uncertainties, including those discussed in the documents the Company files with the Securities and Exchange Commission (“SEC”). The foregoing may cause the actual results and performance of the Company and the Bank to be materially different from the results and performance indicated or suggested by the forward-looking statements. Further description of the risks and uncertainties are included in detail in the Company’s current, quarterly and annual reports, as filed with the SEC.
####
(Tables to follow)

UCBH Holdings, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Dollars in Thousands, Except Share and Par Value Amounts)
(Unaudited)

	September 30,	December 31,
	2008	2007
ASSETS
Noninterest bearing cash	$133,644	$117,141
Interest bearing cash	133,942	202,258
Federal funds sold	130,500	26,028

Cash and cash equivalents	398,086	345,427

Securities purchased under agreements to resell	150,000	150,000
Investment and mortgage-backed securities available for sale, at fair value	2,495,980	2,188,355
Investment and mortgage-backed securities held to maturity, at cost (fair value of $231,843 and $276,286 at September 30, 2008, and December 31, 2007, respectively)	238,694	271,485
Federal Home Loan Bank stock, Federal Reserve Bank stock and other equity investments	148,070	138,877
Loans held for sale, net of valuation allowance	654	177,137

Loans held in portfolio	8,863,367	7,832,150
Allowance for loan losses	(120,278)	(80,584)

Loans held in portfolio, net	8,743,089	7,751,566

Accrued interest receivable	68,427	61,111
Premises and equipment, net	145,521	144,630
Goodwill	432,040	436,606
Core deposit intangibles, net	18,663	22,526
Mortgage servicing rights, net	11,677	12,783
Other assets	193,354	103,063

Total assets	$13,044,255	$11,803,566

LIABILITIES AND STOCKHOLDERS’ EQUITY
Noninterest bearing deposits	$835,470	$860,338
Interest bearing deposits	7,694,700	6,920,902

Total deposits	8,530,170	7,781,240

Securities sold under agreements to repurchase	700,000	650,000
Federal funds purchased	—	78,000
Short-term borrowings	550,398	414,532
Subordinated debentures	406,459	406,615
Accrued interest payable	31,561	28,169
Long-term borrowings	1,547,668	1,372,190
Other liabilities	130,276	105,717

Total liabilities	11,896,532	10,836,463

Preferred stock, $0.01 par value, 10,000,000 shares authorized, 135,000 issued and 132,335 outstanding at September 30, 2008	1	—
Common stock, $0.01 par value, 180,000,000 shares authorized at September 30, 2008, and December 31, 2007; 111,092,733 and 104,397,988 shares issued and outstanding at September 30, 2008, and December 31, 2007, respectively	1,105	1,044
Additional paid-in capital	668,783	427,474
Retained earnings	537,724	554,568
Accumulated other comprehensive loss	(59,890)	(15,983)

Total stockholders’ equity	1,147,723	967,103

Total liabilities and stockholders’ equity	$13,044,255	$11,803,566

UCBH Holdings, Inc. and Subsidiaries
Condensed Consolidated Statement of Operations
(Dollars in Thousands, Except Share and Per Share Amounts)
(Unaudited)

	Three months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Interest and dividend income:
Loans	$136,241	$151,580	$412,346	$426,495
Investment and mortgage-backed securities:
Taxable	29,783	20,460	90,391	64,631
Nontaxable	5,276	3,611	17,298	10,212
FHLB Stock	1,250	917	4,077	2,714
Federal funds sold and deposits with banks	2,013	2,842	7,666	8,526
Securities purchased under agreements to resell	999	3,341	4,964	7,834

Total interest and dividend income	175,562	182,751	536,742	520,412

Interest expense:
Deposits	54,959	72,195	174,170	206,702
Securities sold under agreements to repurchase	5,902	3,631	18,559	10,312
Short-term borrowings and federal funds purchased	5,362	3,324	16,240	12,993
Subordinated debentures	5,860	6,138	18,489	15,942
Long-term borrowings	13,937	13,539	45,500	37,973

Total interest expense	86,020	98,827	272,958	283,922

Net interest income	89,542	83,924	263,784	236,490
Provision for loan losses	43,221	3,010	110,853	6,156

Net interest income after provision for loan losses	46,321	80,914	152,931	230,334

Noninterest income:
Commercial banking fees	5,404	5,188	15,479	15,140
Service charges on deposits	2,203	1,815	6,449	5,061
Gain (loss) on sale of securities, net	4,828	702	7,448	3,780
Gain on sale of SBA loans, net	44	855	583	2,265
Gain on sale of multifamily and commercial real estate loans, net	484	1,532	1,234	4,954
Lower of cost or market adjustment on loans held for sale	—	(139)	(1,428)	(114)
Impairment on available for sale securities	(17,811)	—	(32,478)	—
Equity loss in other equity investments	(1,122)	(900)	(3,487)	(2,164)
Acquisition termination fee	—	—	—	—
Other fees	2,200	1,769	4,655	4,270

Total noninterest income (loss)	(3,770)	10,822	(1,545)	33,192

Noninterest expense:
Personnel	29,164	24,405	86,862	71,943
Occupancy	6,030	5,510	17,937	15,535
Data processing	2,939	2,009	7,818	6,647
Furniture and equipment	2,295	2,139	6,427	6,530
Professional fees and contracted services	2,729	1,944	6,574	5,615
Deposit insurance	1,250	560	3,616	1,154
Communication	875	796	2,751	2,298
Core deposit intangible amortization	1,382	918	3,862	3,321
Other general and administrative	5,333	5,297	13,787	17,249

Total noninterest expense	51,997	43,578	149,634	130,292

Income (loss) before income tax expense (benefit)	(9,446)	48,158	1,752	133,234
Income tax expense (benefit)	(8,953)	17,337	(7,678)	47,168

Net income (loss)	(493)	30,821	9,430	86,066
Dividends on preferred stock	2,995	—	2,995	—

Net income (loss) available to common stockholders	$(3,488)	$30,821	$6,435	$86,066

Per common share data:
Basic earnings
Net income (loss) available to common stockholders	$(0.03)	$0.30	$0.06	$0.85
Diluted earnings
Net income (loss) available to common stockholders	$(0.03)	$0.29	$0.06	$0.82

Dividends declared per share	$0.04	$0.03	$0.08	$0.09

Average common shares outstanding:
Basic	110,480,074	103,834,048	109,027,140	101,709,167
Diluted	142,600,099	106,760,318	122,836,552	104,807,000

UCBH Holdings, Inc. and Subsidiaries
Supplemental Data
(Dollars in Thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Operating Ratios and Other Data:
Return on average assets	(0.02)%	1.15%	0.10%	1.11%
Return on average equity	(0.17)%	13.37	1.17	13.30
Efficiency ratio (1)	60.62	45.99	57.06	48.31
Efficiency ratio (excluding OTTI) (4)	50.20	45.99	50.77	48.31
Noninterest expense to average assets	1.61	1.63	1.57	1.69
Average equity to average assets	9.02	8.60	8.50	8.38
Dividend payout ratio (2)	NM	10.34	200.00	10.98
Net loan charge-offs to average loans	1.40	0.12	1.10	0.10

New Loan Commitments:
Commercial:
Secured by real estate — nonresidential	$302,841	$299,555	$720,294	$856,912
Secured by real estate — multifamily	31,429	80,655	270,721	304,176
Construction	94,999	276,102	420,113	955,765
Business	194,204	258,712	934,773	826,273

Total commercial loans	623,473	915,024	2,345,901	2,943,126

Consumer:
Residential mortgage (one-to-four family)	28,323	48,101	124,887	127,245
Other	15,607	12,040	44,105	30,072

Total consumer loans	43,930	60,141	168,992	157,317

Total loan commitments (3)	$667,403	$975,165	$2,514,893	$3,100,443

Average Loan Balances:
Commercial:
Secured by real estate — nonresidential	$2,621,832	$2,754,143	$2,576,145	$2,635,067
Secured by real estate — multifamily	1,266,036	1,366,315	1,231,467	1,334,823
Construction	1,949,777	1,345,393	1,847,940	1,213,297
Business	2,424,986	1,637,890	2,270,437	1,539,942

Total commercial loans	8,262,631	7,103,741	7,925,989	6,723,129

Consumer:
Residential mortgage (one-to-four family)	502,819	477,928	511,208	465,520
Other	84,458	62,673	77,583	57,758

Total consumer loans	587,277	540,601	588,791	523,278

Total loans	$8,849,908	$7,644,342	$8,514,780	$7,246,407

(1)	Represents noninterest expense divided by the total of our net interest income before provision for loan losses and our noninterest income.

(2)	Represents dividends declared per share as a percentage of diluted earnings per share.

(3)	Excludes commitments related to loan participations.

(4)	Represents noninterest expense divided by the total of our net interest income before provision for loan losses and our noninterest income excluding Other Than Temporary Impairment (OTTI) charges.
NM — Not meaningful

UCBH Holdings, Inc. and Subsidiaries
Average Yields Earned/Rates Paid
(Dollars in Thousands)
(Unaudited)

	Three Months Ended September 30, 2008			Three Months Ended September 30, 2007
			Average			Average
		Interest	Yields		Interest	Yields
	Average	Income/	Earned/	Average	Income/	Earned/
	Balance	Expense	Rates Paid	Balance	Expense	Rates Paid
Nontaxable equivalent basis:
Interest-earning assets
Loans (1)(2)	$8,849,908	$136,241	6.12%	$7,644,342	$151,580	7.93%
Taxable securities (3)	2,272,818	29,783	5.21	1,617,076	20,460	5.06
Tax exempt securities (3)	468,325	5,276	4.48	275,532	3,611	5.24
FHLB Stock	90,377	1,250	5.50	71,995	917	5.09
Securities purchased under agreements to resell	150,000	999	2.65	184,239	3,341	7.25
Other	236,899	2,013	3.38	193,961	2,842	5.86

Total interest-earning assets	12,068,327	175,562	5.79	9,987,145	182,751	7.32
Noninterest-earning assets	823,289	—		726,893	—

Total assets	$12,891,616	$175,562		$10,714,038	$182,751

Interest-bearing liabilities:
Deposits:
NOW, checking and money market accounts	$1,421,327	$7,017	1.96	$1,561,262	$13,640	3.49
Savings accounts	649,740	1,253	0.77	741,573	1,751	0.94
Time deposits	5,554,104	46,689	3.34	4,492,421	56,804	5.06

Total interest-bearing deposits	7,625,171	54,959	2.87	6,795,256	72,195	4.25
Securities sold under agreements to repurchase	700,000	5,902	3.35	371,556	3,631	3.91
Short-term borrowings and federal funds purchased	701,898	5,362	3.04	257,645	3,324	5.16
Long-term borrowings	1,386,169	13,937	4.00	1,151,958	13,539	4.70
Subordinated debentures	406,495	5,860	5.73	334,123	6,138	7.35

Total interest-bearing liabilities	10,819,733	86,020	3.16	8,910,538	98,827	4.44
Noninterest-bearing deposits	782,186	—		810,440	—
Other noninterest-bearing liabilities	127,456	—		71,259	—
Stockholders’ equity	1,162,241	—		921,801	—

Total liabilities and stockholders’ equity	$12,891,616	$86,020		$10,714,038	$98,827

Net interest-earning assets/net interest income/net interest rate spread (4)	$1,248,594	$89,542	2.63%	$1,076,607	$83,924	2.88%

Net interest margin (5)			2.95%			3.36%

Ratio of interest-earning assets to interest-bearing liabilities	1.12x			1.12x

Tax equivalent basis:
Total interest-earning assets (6)	$12,068,327	$178,403	5.88%	$9,987,145	$184,696	7.40%
Total interest-bearing liabilities	10,819,733	86,020	3.16	8,910,538	98,827	4.44

Net interest-earning assets/net interest income/net interest rate spread (4)	$1,248,594	$92,383	2.72%	$1,076,607	$85,869	2.96%

Net interest margin (5)			3.05%			3.44%

Average cost of deposits:
Total interest-bearing deposits	$7,625,171	$54,959	2.87%	$6,795,256	$72,195	4.25%
Noninterest-bearing deposits	782,186	—		810,440	—

Total deposits	$8,407,357	$54,959	2.60%	$7,605,696	$72,195	3.80%

(1)	Nonaccrual loans are included in the table for computation purposes; however, interest for such loans is recognized on a cash basis.

(2)	Average loans include loans held for sale.

(3)	Average yield on investment securities is computed using historical cost balances; the yield information does not give effect to changes in fair value that are reflected as a component of stockholders’ equity.

(4)	Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

(5)	Net interest margin represents net interest income divided by average interest-earning assets.

(6)	Interest income from nontaxable securities has been adjusted to a tax equivalent basis using a statutory Federal income tax rate of 35.0%. Interest income from nontaxable investment securities calculated on a tax equivalent basis was $8.1 million and $5.6 million for the nine months ended September 30, 2008 and 2007, respectively.

UCBH Holdings, Inc. and Subsidiaries
Average Yields Earned/Rates Paid
(Dollars in Thousands)
(Unaudited)

	Nine Months Ended September 30, 2008			Nine Months Ended September 30, 2007
			Average			Average
		Interest	Yields		Interest	Yields
	Average	Income/	Earned/	Average	Income/	Earned/
	Balance	Expense	Rates Paid	Balance	Expense	Rates Paid

Nontaxable equivalent basis:
Interest-earning assets
Loans (1)(2)	$8,514,780	$412,346	6.47%	$7,246,407	$426,495	7.85%
Taxable securities (3)	2,331,917	90,391	5.18	1,708,250	64,631	5.04
Tax exempt securities (3)	478,296	17,298	4.83	274,657	10,212	4.96
FHLB Stock	94,834	4,077	5.74	71,281	2,714	5.08
Securities purchased under agreements to resell	150,000	4,964	4.42	157,418	7,834	6.64
Other	251,353	7,666	4.07	181,524	8,526	6.26

Total interest-earning assets	11,821,180	536,742	6.07	9,639,537	520,412	7.20
Noninterest-earning assets	846,793	—		658,425	—

Total assets	$12,667,973	$536,742		$10,297,962	$520,412

Interest-bearing liabilities:
Deposits:
NOW, checking and money market accounts	$1,491,349	$25,212	2.26	$1,517,049	$38,994	3.43
Savings accounts	701,382	3,938	0.75	716,378	5,484	1.02
Time deposits	5,154,034	145,020	3.76	4,347,191	162,224	4.98

Total interest-bearing deposits	7,346,765	174,170	3.17	6,580,618	206,702	4.19
Securities sold under agreements to repurchase	740,839	18,559	3.35	336,902	10,312	4.08
Short-term borrowings and federal funds purchased	766,770	16,240	2.83	314,047	12,993	5.52
Long-term borrowings	1,379,505	45,500	4.41	1,078,786	37,973	4.69
Subordinated debentures	406,540	18,489	6.07	281,299	15,942	7.56

Total interest-bearing liabilities	10,640,419	272,958	3.43	8,591,652	283,922	4.41
Noninterest-bearing deposits	810,111	—		747,186	—
Other noninterest-bearing liabilities	140,266	—		96,431	—
Stockholders’ equity	1,077,177	—		862,693	—

Total liabilities and stockholders’ equity	$12,667,973	$272,958		$10,297,962	$283,922

Net interest-earning assets/net interest income/net interest rate spread (4)	$1,180,761	$263,784	2.64%	$1,047,885	$236,490	2.79%

Net interest margin (5)			2.98%			3.27%

Ratio of interest-earning assets to interest-bearing liabilities	1.11x			1.12x

Tax equivalent basis:
Total interest-earning assets (6)	$11,821,180	$546,056	6.17%	$9,639,537	$525,911	7.27%
Total interest-bearing liabilities	10,640,419	272,958	3.43	8,591,652	283,922	4.41

Net interest-earning assets/net interest income/net interest rate spread (4)	$1,180,761	$273,098	2.74%	$1,047,885	$241,989	2.86%

Net interest margin (5)			3.09%			3.35%

Average cost of deposits:
Total interest-bearing deposits	$7,346,765	$174,170	3.17%	$6,580,618	$206,702	4.19%
Noninterest-bearing deposits	810,111	—		747,186	—

Total deposits	$8,156,876	$174,170	2.85%	$7,327,804	$206,702	3.76%

(1)	Nonaccrual loans are included in the table for computation purposes; however, interest for such loans is recognized on a cash basis.

(2)	Average loans include loans held for sale.

(3)	Average yield on investment securities is computed using historical cost balances; the yield information does not give effect to changes in fair value that are reflected as a component of stockholders’ equity.

(4)	Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

(5)	Net interest margin represents net interest income divided by average interest-earning assets.

(6)	Interest income from nontaxable securities has been adjusted to a tax equivalent basis using a statutory Federal income tax rate of 35.0%. Interest income from nontaxable investment securities calculated on a tax equivalent basis was $26.6 million and $15.7 million for the nine months ended September 30, 2008 and 2007, respectively.

UCBH Holdings, Inc. and Subsidiaries
Selected Financial Data
(Dollars in Thousands, Except Per Share Amounts)
(Unaudited)

	September 30,	December 31,
	2008	2007

Selected loan data:
Loans held for sale:
Commercial:
Secured by real estate — nonresidential	$654	$175,101
Commercial business	—	1,109

Total commercial loans	654	176,210

Consumer:
Residential mortgage (one-to-four family)	—	927

Total loans held for sale (1)	$654	$177,137

Loans held in portfolio:
Commercial:
Secured by real estate — nonresidential	$2,638,119	$2,317,501
Secured by real estate — multifamily	1,189,195	1,186,177
Construction	1,943,729	1,666,550
Commercial business	2,515,760	2,076,597

Total commercial loans	8,286,803	7,246,825

Consumer:
Residential mortgage (one-to-four family)	493,065	518,674
Other	83,499	66,651

Total consumer loans	576,564	585,325

Total loans held in portfolio (2)	$8,863,367	$7,832,150

Nonperforming loans	$232,204	$53,185
Other real estate owned (OREO)	19,377	3,844
Loan delinquency ratio	2.79%	0.89%
Nonperforming assets to total assets	1.93	0.48
Nonperforming loans to loans held in portfolio	2.62	0.68
Allowance for loan losses to nonperforming loans	51.80	151.52
Allowance for loan losses to loans held in portfolio	1.36	1.03
Net loan to deposit ratio	102.50	101.90

Selected deposit data:
NOW, checking and money market accounts	$2,136,864	$2,417,630
Savings accounts	818,421	986,664
Time deposits	5,574,885	4,376,946

Total deposits	$8,530,170	$7,781,240

Cost of deposits	2.61%	3.40%

Selected equity data:
Book value per share	$10.33	$9.26

United Commercial Bank and subsidiaries regulatory capital ratios:
Total risk-based capital	11.80%	10.80%
Tier 1 risk-based capital	9.34	8.55
Tier 1 leverage ratio	7.66	7.42

UCBH Holdings, Inc. and subsidiaries regulatory capital ratios:
Total risk-based capital	12.51%	10.76%
Tier 1 risk-based capital	10.05	8.51
Tier 1 leverage ratio	8.25	7.39

(1)	Includes net unamortized deferred loan fees, purchase premiums and discounts of $3,000 and $322,000 at September 30, 2008, and December 31, 2007, respectively.

(2)	Includes net unamortized deferred loan fees purchase premiums and discounts of $12.9 million and $17.9 million at September 30, 2008, and December 31, 2007, respectively.